Exhibit 23.1

Tel: 602-956-3400 Fax: 602-956-3402 www.bdo.com	2555 E. Camelback Road, Suite 750 Phoenix, AZ 85016

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, of The Joint Corp. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, P.C.

Phoenix, Arizona

May 29, 2024

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.